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                                                                  Exhibit 23(a)


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, Nos. 333-15559 and 333-15559-01 through -08) and related Prospectus of BankAmerica Corporation for the registration of Junior Subordinated Deferrable Interest Debentures and Debt Securities of BankAmerica Corporation and Preferred Securities of the Issuers and to the incorporation by reference therein of our report dated January 16, 1996, with respect to the consolidated financial statements and schedules of BankAmerica Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                      Ernst & Young LLP

San Francisco, California
December 4, 1996